Execution Copy
Exhibit 10.12
AMERICAN PROCESSING COMPANY, LLC
AMENDED AND RESTATED OPERATING AGREEMENT
Dated as of March 14, 2006
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED OPERATING AGREEMENT
OF
AMERICAN PROCESSING COMPANY, LLC
     THIS AMENDED AND RESTATED OPERATING AGREEMENT, dated as of March 14, 2006, is by and among the Company and the persons set forth as Members on Exhibit A attached hereto and made a part hereof. Capitalized terms used but not otherwise defined herein shall have the meanings specified in Article I hereof.
RECITALS
     A. The Company was formed by the filing of its Articles of Organization pursuant to the Act on June 15, 2005 for the purpose of conducting the Business.
     B. The Firm and the Company are parties to the Original Operating Agreement, which has governed the constitution and operation of the Company prior to the date hereof.
     C. As of the date hereof, Dolan purchased eighty-one (81%) of the Membership Interests in the Company from the Firm pursuant to the terms of that certain Membership Interests Purchase Agreement, dated as of the date hereof, by and among Dolan, the Firm and David A. Trott.
     C. The parties hereto now desire to supersede the Original Operating Agreement by entering into this Agreement which sets forth, among other things, the governance of the Company, the respective ownership interests of the Members, and the relationship of the parties thereto.
AGREEMENT
     In consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Defined Terms
     In addition to the capitalized terms defined throughout this Agreement, the following capitalized terms shall have the meanings specified in this Article I.
     “Acquisition” means (i) the consolidation or merger of a Person into or with the Company in which the Company is the surviving entity, (ii) the acquisition, in one or more transactions, of a majority of the outstanding Equity Interests of a Person by the Company, or (iii) the sale or transfer by a Person of all or a significant portion of its assets or the assets of a division, business unit, business line or other operations of such Person to the Company.
     “Act” means the Michigan Limited Liability Company Act, and any successor statute, as amended from time to time.
     “Additional Members” means the persons admitted as additional Members in accordance with Section 3.4.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:

          (a) credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and
          (b) debit such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted EBITDA” means the sum, without duplication, of net income of the Company for a specified period, as
(A)	reduced by the amount of any (i) gains derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (ii) gains resulting from the sale or other disposition of assets not in the ordinary course of business, and (iii) gains attributable to adjustments relating to prior periods; all to the extent the foregoing items are included in the determination of net income; and

(B)	increased by the amount of any (i) interest expense, (ii) income or gross receipts taxes, (iii) depreciation and amortization, (iv) losses derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (v) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, and (vi) deductions or losses attributable to adjustments relating to prior periods; all to the extent the foregoing items are deducted in the determination of net income.
     “Affiliate” of, or a Person “Affiliated” with, a specified Person means (i) a spouse, descendant (natural or adopted) or ancestor (natural or adopted) of such Person, or (ii) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control.
     “Agreement” means this Amended and Restated Operating Agreement, as amended, modified, supplemented or restated from time to time in accordance with its terms.
     “Assumed Tax Rate” means forty percent (40%).
     “Articles of Organization” means the Articles of Organization of the Company as filed with the Department, and as the same may be amended or amended and restated from time to time.
     “Attorney-in-Fact” is defined in Section 5.10(a).
     “Business” means (i) the business of providing foreclosure, bankruptcy and eviction processing and related services, and (ii) any similar, related or complementary business or activity that the Company conducts, as may be modified or expanded by the Manager as set forth herein.

     “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of Detroit, Michigan.
     “Capital Account” means the account maintained by the Company for each Member. If any Membership Interest in the Company is transferred pursuant to the terms hereof, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Membership Interest in the Company. It is intended that the Capital Accounts of all Membership Interest Holders or interest in the Company shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions hereof relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.
     “Capital Contribution” means the total amount of cash and the Gross Asset Value of any other assets contributed to the Company by a Member, net of liabilities assumed or to which the assets contributed are subject.
     “Capital Expenditures” means, for any period, (i) the sum of all cash expenditures during such period that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Company during such period, (a) in respect of the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contracts and labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other expenditures recorded as capital expenditures in accordance with GAAP, plus (ii) cash expenditures for software during such period that would, in accordance with GAAP, be capitalized on the Company’s balance sheet.
     “Certificates” is defined in Section 7.1.
     “Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
     “Common Equivalent Basis” shall mean, as of a specified date, the sum of (i) the number of Common Units outstanding as of such date, plus (ii) the number of Common Units issuable upon conversion, exercise or exchange of any Convertible Securities then outstanding or issuable pursuant to any other agreement or arrangement then in effect as of such date.
     “Common Unit” means a Membership Interest in the Company having the rights and obligations provided in this Agreement.
     “Company Property” means any and all property, real or personal, tangible or intangible, owned of record or beneficially by the Company.
     “Company” means the Michigan limited liability company formed pursuant to the Articles of Organization and this Agreement, as such limited liability company may be constituted from time to time, and including its successors.
     “Convertible Securities” means any rights, options or warrants to purchase Common Units or other Membership Interests in the Company, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for Common Units or other Membership Interests in the Company.

     “Declining Investor” is defined in Section 3.4(b)(ii).
     “Department” means the Department of Consumer and Industry Services of the State of Michigan.
     “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to assets for such Fiscal Year, except that if the Gross Asset Value of the assets differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.
     “Distributable Cash” shall mean, for a specified period, Adjusted EBITDA for such period, less the sum of (i) all payments of principal, interest and other amounts then due and payable on any indebtedness of the Company (other than the Senior Indebtedness); (ii) all Capital Expenditures for such period; and (iii) reasonable working capital reserves and other reserves as determined by the Manager (but not in excess of One Million Dollars ($1,000,000) for such reserves).
     “Disputes” is defined in Section 10.5(a).
     “Dolan” means Dolan APC, LLC, a Delaware limited liability company.
     “Dolan Media” means Dolan Media Company, a Delaware corporation.
     “Dolan Media Common Stock” means the common stock, par value $0.001 per share, of Dolan Media.
     “Dolan Media IPO” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of shares of Dolan Media Common Stock for the account of the Company to the public.
     “Dolan Media Sale Transaction” means (i) a sale or conveyance of all or substantially all of Dolan Media’s and its subsidiaries’ assets (on a consolidated basis) to any Person, (ii) a sale or conveyance of all or substantially all of the Equity Interests of Dolan Media, or (iii) a merger or consolidation of Dolan Media with any Person, pursuant to which the stockholders (and their Affiliates) of Dolan Media immediately prior to such sale, conveyance, merger or consolidation shall own, immediately after giving effect thereto, a number of shares of capital stock of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be, entitled to less than a majority of the voting rights with respect to matters generally presented to stockholders of such entity for approval.
     “Dolan Sale Amount” is defined in Section 7.6(a).
     “Economic Interest” means a Member’s or Economic Owner’s share of the Company’s Profits and Losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management and affairs of the Company, the right to vote or otherwise participate in any decisions of the Members, or any right to receive information concerning the Business and the Company.

     “Economic Owner” means any owner of an Economic Interest who is not a Member. No owner of an Economic Interest which is not a Member shall be deemed a “member” (as the term is used in the Act) of the Company.
     “Eligible Investor” is defined in Section 3.4(b).
     “Equity Interests” means capital stock, equity interests or profit participations or other similar interests, however designated, of or in a corporation, partnership, limited liability company, trust or other entity, whether or not any of such interests are voting, and including, but not limited to, common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
     “Excluded Securities” shall mean (i) the issuance of Equity Interests or Convertible Securities in the Company (A) to employees, consultants, officers or directors of the Company pursuant to any equity incentive plans adopted by the Manager, (B) in connection with an Acquisition, (C) pursuant to a public offering or (D) pursuant to a waiver of preemptive rights by a Supermajority-in-Interest of the Members; or (ii) the issuance of Common Units upon conversion of any Convertible Securities or other class or series of Membership Interests.
     “Firm” means Trott & Trott, P.C., a Michigan professional service corporation.
     “Fiscal Year” means the calendar year or such other period selected by the Manager. The Company’s tax year shall be the same as its Fiscal Year.
     “Formula Value Per Common Unit” means, as of a specified date, an amount equal to (i) (a) the Company’s Adjusted EBITDA for the most recently completed twelve (12) calendar months prior to such date, multiplied by (b) 6.25; divided by (ii) the number of Common Units of the Company outstanding as of such date (determined on a Common Equivalent Basis).
     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          1. The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the Manager;
          2. The Gross Asset Values of all Company Property shall be adjusted to equal the respective fair market values of such property, as determined by the Manager, as of the following times: (i) the acquisition of an additional Economic Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an Economic Interest; and (iii) the liquidation of the Company within the meaning of § 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          3. The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the fair market value of such property on the date of distribution as determined by the Manager; and
          4. The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to § 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Manager determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Indemnified Loss” is defined in Section 5.6.
     “Involuntary Withdrawal” means, with respect to a Member, the occurrence of any of the following events:
     (1) the Member (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy; is adjudged bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iii) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or the liquidation of the Member or of all or any substantial part of the Member’s properties; or (iv) files an answer or other pleading admitting, or failing to contest, the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iii) hereof;
     (2) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the Member;
     (3) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or
     (4) if the Member is an individual, his or her death or legal incompetency.
     “Liquidation Amount” means, with respect to a Member, the amount distributable to such Member pursuant to Section 8.2(a)(iv).
     “Majority-in-Interest of the Members” means the Member or Members holding in the aggregate a majority of the Participating Percentages held by the Members.
     “Manager” is defined in Section 5.1(a).
     “Member” means any Person whose name is set forth on Exhibit A attached hereto or who has become a Member pursuant to the terms of this Agreement.
     “Membership Interest Holder” means any Person who holds a Membership Interest, whether as a Member or as an Economic Owner.

     “Membership Interest” means an ownership interest in the Company having the rights and obligations provided in this Agreement.
     “Negative Capital Account” means a Capital Account with a balance of less than zero.
     “Notice” is defined in Section 10.2.
     “Original Operating Agreement” means that certain limited liability company agreement, dated as of June 15, 2005, by and between the Firm and the Company.
     “Participating Investor” is defined in Section 3.4(b)(ii).
     “Participating Notice” is defined in Section 3.4(b)(ii).
     “Participating Percentage” means, as to each Membership Interest Holder at any given time, the percentage equivalent of a fraction, the numerator of which is the total number of Common Units held by such Membership Interest Holder, and the denominator of which is the total number of Common Units outstanding hereunder (all as determined on a Common Equivalent Basis).
     “Permitted Transferee” means, (i) with respect to a Member who is an individual, the spouse, the lineal descendants or ancestors of such Member or any trust created primarily for the benefit of such Member or his or her spouse, lineal descendants and/or ancestors, (ii) with respect to a Member that is a trust, the beneficiaries of such trust, and (iii) with respect to a Member that is an entity, the equity owners of such Member.
     “Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, custodian, nominee or any other individual or entity in its own or any representative capacity.
     “Preemptive Notice” is defined in Section 3.4(b)(i).
     “Proceeding” is defined in Section 5.6.
     “Profits” and “Losses” for each period taken into account under Article IV, an amount equal to the Company’s taxable income or taxable loss for such period, determined in accordance with federal income tax principles, with the following adjustments:
     (a) There shall be added to such taxable income or taxable loss an amount equal to any income received by the Company during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under Section 103 of the Code);
     (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to § 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

     (d) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;
     (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to § 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
     (g) Any items that are specially allocated pursuant to Section 4.3(c) and Section 4.4 shall not be taken into account in computing Profits and Losses.
     “Put Closing” is defined in Section 7.7(b).
     “Put Delivery Date” is defined in Section 7.7(a).
     “Put Note” is defined in Section 7.7(b).
     “Put Notice” is defined in Section 7.7(a).
     “Put Securities” is defined in Section 7.7(b).
     “Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
     “Repurchase Price” means an amount equal to the product of (i) the Formula Value Per Common Unit, multiplied by (ii) the number of Common Units represented by the Put Securities (determined on a Common Equivalent Basis).
     “Sale of the Company” means a transaction or series of related transactions involving a Transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, including by means of merger, consolidation or other form of reorganization.
     “Sale of the Company” is defined in Section 7.5.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute as the same shall be in effect from time to time.
     “Sell” (or any derivative thereof), as to any Common Unit, shall mean to sell, or in any other way directly or indirectly transfer, assign, distribute or otherwise dispose of such Common Unit, either voluntarily or involuntarily.

     “Senior Agent” means U.S. Bank National Association, a national banking association, as agent (together with any successor in such capacity) for the Senior Lenders.
     “Senior Credit Agreement” means (i) that certain Amended and Restated Credit Agreement, dated as of the date hereof (as the same may hereafter be amended, supplemented, increased, extended, restated, or otherwise modified from time to time), by and among the Company and certain Affiliates of the Company parties thereto, as the borrowers thereunder, the Senior Agent and the Senior Lenders and (ii) any other loan or credit agreement or other financing arrangement entered into in connection with any refinancing of all or any portion of the indebtedness incurred under any agreement described in the immediately preceding clause (i) or this clause (ii).
     “Senior Indebtedness” means all obligations, liabilities and indebtedness of the Company incurred from time to time under a Senior Credit Agreement.
     “Senior Lenders” means those various financial institutions which may become, from time to time, lenders under a Senior Credit Agreement.
     “Senior Liens” means the liens and security interests granted by the Company in all of its rights, title and interest in and to its now owned and hereinafter acquired assets to the Senior Agent and/or Senior Lenders pursuant to a Senior Security Agreement.
     “Senior Security Agreement” means that certain Security Agreement, dated as of the date hereof (as the same may hereafter be amended, supplemented, extended, restated, or otherwise modified from time to time), by and between the Company and the Senior Agent, on behalf of the Senior Lenders, and any other security agreement entered into in connection with, or otherwise securing, any Senior Indebtedness.
     “Substituted Member” means any Person admitted to the Company as a substitute or additional Member pursuant to the provisions of Section 7.3.
     “Supermajority-in-Interest of the Members” means the Member or Members holding in the aggregate eighty-five (85%) or more of the Participating Percentages held by the Members.
     “Tag-Along Notice” is defined in Section 7.6(b).
     “Tag-Along Amount” is defined in Section 7.6(b).
     “Tax Matters Partner” is defined in Section 9.5.
     “Third Party Purchaser” is defined in Section 7.5.
     “Transaction” is defined in Section 7.6(a).
     “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.
     “Transfer Notice” is defined in Section 7.6(a).
     “UCC” is defined in Section 7.1.

XXVII.
Formation and Name; Office; Purpose; Term
     A. Formation of the Company. The Company was formed as a Michigan limited liability company pursuant to the Act. The Manager shall use all reasonable efforts to assure that all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation of the Company as a limited liability company under the Act are made or taken. Each party hereto represents and warrants that it is duly authorized to join in this Agreement and that the Person executing this Agreement on its behalf is duly authorized to do so.
     B. Name of the Company. The name of the Company is “American Processing Company, LLC”. The Company may do business under that name and under any other name or names that the Manager selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall comply with any requirements of the Act or applicable law necessary to do business under such name or names.
     C. Purpose. The purpose of the Company is to engage in the Business and, in connection therewith, in any lawful act or activity which may be conducted by a limited liability company organized under the laws of the State of Michigan and in all activities necessary or incidental to the foregoing. The purpose of the Company may be changed only with the written consent of the Manager.
     D. Term. The term of the Company began with the filing of the Articles of Organization with the Department and shall continue in perpetuity, unless its existence is terminated pursuant to Article VIII hereof.
     E. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Michigan shall be the office of the registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Michigan shall be the registered agent named in the Articles of Organization or such other Person or Persons as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Michigan, and the Company shall maintain records there. The Company may have such other offices as the Manager may designate from time to time.
     F. Members. The name, Capital Contribution, Common Units and Participating Percentage of each Member are set forth on Exhibit A, as such Exhibit shall be amended from time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to refer to Exhibit A as amended and then in effect in accordance with the terms of this Agreement.
     G. No State-Law Partnership. The Members intend that the Company not be a partnership (including, but not limited to, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement (except for tax purposes as set forth in the next succeeding sentence of this Section 2.7), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
XXVIII.
Capital Contributions
     A. Membership Interests. The “membership interests” (as defined in the Act) in the Company shall be represented by the Membership Interests, which shall represent the Members’ interest in the Profits and Losses of the Company and the right to vote on all matters as provided in this Agreement. Each Common Unit represents the right to one vote on any matter that is or can be subject to a vote by a Member of the Company as provided for in this Agreement, the Act or applicable law. Upon receipt of a Member’s Capital Contribution, such Member shall be deemed to own, and shall be the sole record owner of, the Common Units set forth opposite its name on Exhibit A hereto, which schedule may be amended from time to time in accordance with the terms of this Agreement.
     B. Initial Capital Contributions. On or about the time of their execution of this Agreement, each Member shall make or shall have made an initial capital contribution to the capital of the Company in the amount set forth opposite its name in the column entitled “Capital Contribution” on Exhibit A. Each Member shall be liable only to make such Member’s initial capital contribution to the Company expressly provided in this Section 3.2 and shall have no obligations to contribute additional capital to the Company.
     C. Optional Capital Contributions by Members. If requested by the Manager, Dolan and the Firm may make additional Capital Contributions to the Company (the “Optional Capital Contributions”), pursuant to the following procedures:
          1. Call Notices of Optional Capital Contributions. The Manager shall send a notice to the Firm (the “Call Notice”) that sets forth (i) a description of the contemplated use of such Optional Capital Contributions (including a description of the contemplated Acquisition if the Call Notice is to fund such an Acquisition); (ii) the aggregate amount of such Optional Capital Contributions being called by the Manager; (iii) the amount of each Member’s pro rata share (in proportion to their then current Participating Percentages) of such Optional Capital Contributions; and (iv) the date by which such Optional Capital Contributions must be paid to the Company. Within ten (10) Business Days of the date of delivery of the Call Notice, the Firm shall notify the Manager whether the Firm intends to contribute its Optional Capital Contribution requested pursuant to the Call Notice.
          2. Procedures Regarding Insufficient Optional Capital Contributions. If the Firm decides not to contribute its pro rata share of an Optional Capital Contribution prior to the expiration of the period specified in the Call Notice (such amounts are hereinafter referred to as the “Declined Contribution”), the Manager, in its sole discretion, may decide to either:
               a) if the purpose of the Call Notice is to fund an Acquisition, allow Dolan or its designee to pursue and consummate the Acquisition that is the subject of the Call Notice on its own or with other Persons; or
               b) allow Dolan to make additional Capital Contributions to the Company to fund Dolan’s pro rata share of its Optional Capital Contribution and all or any portion of such Declined Contribution in exchange for the issuance of additional Common Units in the Company in an amount equal to the amount of Capital Contributions made by Dolan (including the amount of such Declined Contribution funded by Dolan) pursuant to this Section 3.3(b)(ii) divided by the Formula Value Per Common Unit.
     D. Issuance of Additional Membership Interests.
          1. The Manager may cause the Company to issue additional Common Units or other Membership Interests (or options, warrants or rights therefor) (collectively, “New Securities”) for any purpose, at any time or from time to time, in one or more series or classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the Common Units or other Membership Interests in the Company, all as shall be determined by the Manager, including (i) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Membership Interests, (ii) the rights of each such class or series of Membership Interests to share in Company distributions, (iii) the rights to vote (or denial of the rights to vote) on matters submitted to the Members hereunder and (iv) the rights of each such class or series of Membership Interests upon dissolution and liquidation of the Company, for such consideration and on such terms and conditions as shall be determined by the Manager, without the approval of the Members, to Persons who, at the time of such issuance, are not Members or Affiliates of Members of the Company. Without limiting the generality of the foregoing, the Manager may authorize and issue additional Common Units or other Membership Interests in the Company as all or any portion of the consideration to be paid by the Company for an Acquisition and the issuance price of any such additional Common Units may be equal to, greater than or less than the Common Unit Price, as determined by the Manager.
          2. Preemptive Rights. Except for any issuance of Excluded Securities, if the Manager proposes to issue New Securities pursuant to Section 3.4(a), each of Dolan and the Firm (each an “Eligible Investor”) shall have the following preemptive rights with respect to each such issuance of New Securities:
               a) The Manager shall give each Eligible Investor written notice (the “Preemptive Notice”) of the Manager’s intention to have the Company issue New Securities. The Preemptive Notice shall describe (i) the series or class of such New Securities to be issued including, but not limited to, the designations, preferences and relative, participating, optional or other special rights, powers and duties of such New Securities, and (ii) the price and the general terms upon which the Manager proposes to have the Company issue such New Securities. So long as an Eligible Investor continues to be an “Accredited Investor” within the meaning of the Securities Act (and makes representations and warranties to that effect), then each such Eligible Investor shall have fifteen (15) Business Days from the date of receipt of any such Preemptive Notice to agree to purchase up to that portion of the New Securities to be issued by the Company equal to (i) the number of Common Units (determined on a Common Equivalent Basis) held by such Eligible Investor as of the date of the Preemptive Notice, divided by (ii) all of the Company’s Common Units outstanding as of the date of the Preemptive Notice (determined on a Common Equivalent Basis), for the price and upon the general terms specified in the Preemptive Notice by giving written notice to the Manager and stating therein the quantity of New Securities to be purchased by such Eligible Investor. The Eligible Investors shall close on the purchase of the New Securities within thirty (30) days after the expiration of such 15-Business Day period.
               b) If one, but not both of the Eligible Investors, does not exercise its rights under this Section 3.4(b) (in such capacity, a “Declining Investor”), the Company shall so advise the other Eligible Investor which is exercising its rights under this Section 3.4(b) (in such capacity, a “Participating Investor”) by providing the Participating Investor with written notice

(the “Participating Notice”) within ten (10) Business Days after the expiration of the fifteen (15) Business Day period in which such rights could have been exercised. The Participating Investor shall thereupon for a period of five (5) Business Days from the date of such Participating Notice be entitled to purchase the share of the New Securities which could have been purchased by the Declining Investor. The Participating Investor shall close on the purchase of the New Securities within thirty (30) days after the expiration of the 5-Business Day period.
               c) The Company shall have one hundred twenty (120) days after the date of the Preemptive Notice to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) to sell the remaining New Securities not purchased by the Eligible Investors or the Participating Investor, as the case may be, at a price no less and upon the same terms and conditions as those specified in the Preemptive Notice. If the price of the New Securities decreases or the terms and conditions change, the provisions of this Section 3.4(b) shall again apply de novo.
     E. No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.
     F. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.
     G. Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive any form of consideration other than cash in return of the Member’s Capital Contribution.
     H. Capital Accounts. The Company shall maintain a separate Capital Account for each Member.
     I. Loans. Subject to Section 6.4(c) hereof, any Member or an Affiliate of a Member may, at any time, make or cause a loan to be made to the Company in any amount and on such terms upon which the Manager and such Member or Affiliate agree.
XXIX.
Distributions and Allocations
     A. Distributions of Distributable Cash. For purposes of this Article IV, a “Member” shall be deemed to include an Economic Owner.
          1. Monthly Distributions. Except as a Supermajority-in-Interest of the Members otherwise decide, on the thirtieth (30th) day after the conclusion of each calendar month, or, if such thirtieth (30th) day is not a Business Day, on the first Business Day following such thirtieth (30th) day, commencing with distributions for the period from the date hereof through March 31, 2006, the Manager shall cause the Company to distribute its Distributable Cash for the prior month, subject to the rights of any holder of Membership Interests other than Common Units, to the Members holding Common Units, in accordance with their respective Participating Percentages.
          2. Distributions to Pay Tax Liabilities. Notwithstanding anything to the contrary contained herein, on or prior to March 31st of each year (commencing with March 31, 2007), the Company will distribute to each of the Members an amount equal to the product of (i) the Company’s taxable income for the most recently completed Fiscal Year (determined without regard to any amortization deductions for any assets which are amortizable by the Company or any Member under Sections 743 and 754 of the Code as a result of the Membership Interests Purchase Agreement), multiplied by (ii) each Member’s Participating Percentage, and multiplied by (iii) the Assumed Tax Rate, provided that such distribution does not violate the Act and provided that, and only to the extent that, distributions made pursuant to Section 4.1(a) herein with respect to such Fiscal Year are insufficient to allow the Members to pay their tax liability resulting from their ownership of membership interests in the Company with respect to such Fiscal Year. Notwithstanding anything to the contrary herein, any distributions made pursuant to this Section 4.1(b) shall be treated as an advance of amounts distributable under Section 4.1(a) and shall not alter the aggregate amounts distributable to any Member under Section 4.1(a) hereof (including pursuant to Section 8.2(a)(iv)).
     B. Restrictions on Distributions. Notwithstanding anything to the contrary herein, no distribution (including a distribution under Section 4.1(b) hereof) shall be made if, after giving effect to such distribution, in the judgment of the Manager, the Company would not be able to pay its debts as they become due in the ordinary course of business (exclusive of any debt arising under the Senior Credit Agreement), the Company’s total assets would be less than the sum of its total liabilities or such distribution would otherwise violate applicable law.
     C. Allocations of Profits and Losses.
          1. Except as otherwise required by Section 704(b) of the Code and the Regulations thereunder and Sections 4.3(b) and 4.3(c) below, Profits and Losses of the Company for any taxable year shall be allocated to the Members pro rata in proportion to their respective Participating Percentages.
          2. Losses allocated pursuant to Section 4.3(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a Adjusted Capital Account Deficit at the end of any taxable year. In the event that some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.3(a), the limitations set forth herein shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).
          3. Nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any taxable year or other period shall be allocated to the Members pro rata in accordance with their Participating Percentages. The amount of nonrecourse deductions and excess nonrecourse liabilities shall be determined in accordance with Regulations Section 1.704-2(c).
     D. Special Allocations Relating to Entity-Level Taxes. Notwithstanding anything to the contrary herein, in the event that any state, local or other income tax imposed on the Company as an entity is reduced by reason of the holding of an interest by any Member, no part of the expense of the Company for such tax shall be allocated to such Member. In addition, if the Company is obligated under applicable law to pay any amount to a governmental agency because of a Member’s status as a Member of the Company for federal or state withholding or other taxes, such amount shall reduce the distributions which would otherwise be made to such Member pursuant to this Article IV.
     E. Allocation upon Dissolution and Liquidation of the Company. It is the intent of the Members that the Liquidation Amounts distributable to the Members pursuant to Section 8.2(a)(iv) shall be equal to Members’ respective ending Capital Account balances. Therefore, notwithstanding anything to the contrary in this Agreement, to the extent not inconsistent with the applicable Regulations under Section 704 of the Code, if, upon the liquidation or dissolution of the Company, any Member’s ending Capital Account balance (determined immediately after all items of Profits, Losses, and other items of income, gain, loss and deduction have been tentatively allocated under this Agreement and reflected in the Capital Accounts of the Members as if this Section 4.5 were not in this Agreement) is less than the Liquidation Amount, then (i) such Member shall be specially allocated items of income or gain (including gross income) for such year (and, if necessary, for the preceding year if the Company has not yet filed its tax return for such preceding year), and (ii) the other Members shall be specially allocated items of loss or deduction for such year (and, if necessary, for the preceding year if the Company has not yet filed its tax return for such preceding year), until such Member’s actual Capital Account balance equals the Liquidation Amount for such Member. The special allocation provision provided by this Section 4.5 shall be applied in such a manner so as to cause the difference between each Member’s Liquidation Amount and the balance in its Capital Account (determined after this allocation, but immediately prior to the distributions pursuant to Section 8.2(a)(iv)) to be the smallest dollar amount possible.
     F. Allocation for Income Tax Purposes.
          1. Allocation in General. Except as otherwise provided in Section 4.6(b), for each Fiscal Year, items of Company income, gain, loss, deduction and expense, shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Profits (and the items thereof) or Losses (and the items thereof) of which such items are components were allocated pursuant to Section 4.3.
          2. Section 704(c) Items. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of a Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset for tax purposes shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in its sole discretion.
          3. Allocations Solely for Tax Purposes. Allocations pursuant to this Section 4.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses or other items or distributions pursuant to any provision of this Agreement.
XXX.
Management by Manager
     A. Manager.
          1. In General. Except as otherwise specifically provided in this Agreement and except for circumstances in which the delegation of such authority is not permitted as a matter of law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed exclusively under the direction and control of, a manager (the “Manager”), who need not to be a Member. The Manager shall be elected by a Majority-in-Interest of the Members. The Members hereby agree that Dolan shall serve as the initial Manager.

          2. Term of Office; Resignation and Removal. The Manager shall serve until resignation, removal or death (if the Manager is an individual) or dissolution and liquidation (if the Manager is an entity). The Manager may resign as such by delivering its or his written resignation to the Company at the Company’s principal office. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. A Manager may be removed as such only by a Majority-in-Interest of the Members.
          3. Vacancies. Any vacancy in the office of the Manager shall be filled by a Majority-in-Interest of the Members.
          4. Compensation. Except as otherwise agreed by a Majority-in-Interest of the Members, the Manager shall serve without compensation from the Company. The Manager shall be entitled to reimbursements of any out-of-pocket costs incurred in connection with its activities as a Manager.
     B. Authority of the Manager.
          1. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Manager.
          2. The Manager may (but need not), from time to time, designate and appoint one or more persons as an officer of the Company (each an “Officer” and collectively the “Officers”). Any Officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular Officers. Unless the Manager otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with that office. Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed by the Manager. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Manager.
          3. Except as otherwise specifically provided in Section 6.4, the Manager shall be responsible for the management and operation of the Company and perform, including, but not limited to, the following services on behalf of the Company, directly or indirectly, through the Officers:
               a) conduct the operation and management of the Business;
               b) determine the appropriate amount of reserves to be maintained by the Company and for anticipated future expenses, costs and taxes;
               c) from time to time borrow money on behalf of the Company;
               d) enter into any contract on behalf of the Company;
               e) approve any Acquisition or any Sale of the Company; and
               f) enter into any agreement or commitment binding upon the Company with respect to any of the foregoing.

          4. The provisions contained in Section 5.1 and this Section 5.2 supersede any authority granted to the Members pursuant to the Act, to the extent so permitted under the Act. Unless a Member is also a Manager, no Member shall have any power or authority to take any action on behalf of the Company or bind the Company unless specifically authorized to do so by the Manager. Any Member who takes any action on behalf of the Company or binds the Company in violation of this Section 5.2 shall be solely responsible for any loss and expense incurred as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to any such loss or expense.
     C. Performance of Duties; No Liability of Manager. No Member shall have any duty to the Company or any other Member of the Company except as expressly set forth herein or in other written agreements. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall proven to have been the result of fraud or intentional misconduct by the Manager. In performing his, or her or its duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: any lawyer, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, or any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. No Member or the Manager shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or a Manager.
     D. Right to Engage in Other Activities. Subject to the express provisions of this Agreement and any agreements with the Company or between or among any Members, to which a Person may be a party or otherwise subject, each Member and the Manager, at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others.
     E. Transactions Between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and the Manager and their respective Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company and/or one or more of its subsidiaries so long as such transaction is on arm’s-length, commercially reasonable terms, as approved by the Manager and a Supermajority-in-Interest of the Members in accordance with this Agreement after full disclosure to all Members, including the transactions contemplated by Section 3.9.
     F. Right to Indemnification. Subject to the limitations and conditions as provided in this Article V, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or a Manager shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, but not limited to, reasonable attorneys’

and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each an “Indemnified Loss”), unless such Indemnified Loss shall have been the result of fraud or intentional misconduct by such Person, in which case such indemnification shall not cover such Indemnified Loss to the extent resulting from such fraud or intentional misconduct. Indemnification under this Article V shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article V shall be deemed contract rights, and no amendment, modification or repeal of this Article V shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any such amendment, modification or repeal.
     G. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article V shall not be exclusive of any other right that a Member or member or partner of the Manager, or other Person indemnified pursuant to this Article V may have or hereafter acquire under any contract, law (common or statutory) or provision of this Agreement.
     H. Insurance. The Company may obtain and maintain, at its expense, insurance to protect itself, the Manager and/or agent of the Company who is or was serving at the request of the Company as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article V.
     I. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article V as to costs, charges and expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.
     J. Power of Attorney.
          1. Grant of Power. Each Member constitutes and appoints the Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file, with respect to the Company:
               a) all documents (including amendments to the Articles of Organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement that has been properly approved in accordance with Sections 6.4 or 10.4 of this Agreement;
               b) any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Michigan or of any other state or jurisdiction, including, but not limited to, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Michigan;
               c) one or more applications to use an assumed name;

               d) all documents and instruments which the Attorney-in-Fact deems necessary and appropriate to execute on behalf of a Member if such Member does not take any actions properly requested by Manager pursuant to Section 7.5; and
               e) subject to the provisions of Section 8.1, all documents which may be required to dissolve and terminate the Company and to cancel its Articles of Organization.
          2. Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member or the Transfer of a Membership Interest, except that if the transferee of such Membership Interest is approved for admission as a Substituted Member pursuant to Section 7.3(d), this power of attorney granted by the transferor shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution.
XXXI.
Members
     A. No Control of the Company; Other Limitations. Unless a Member is also the Manager, a Member shall not participate in the management or control of the Business, transact any business for the Company or have the power to act for or bind the Company, all such powers being vested solely and exclusively in the Manager. Except as otherwise required by the Act, a Member, as such, shall not be personally liable for any of the debts, liabilities, contracts or any other obligations of the Company.
     B. Incapacity or Dissolution. The death, incapacity, dissolution or bankruptcy of a Member, or the transfer of all of his, her or its interest in the Company to anyone that is not a Member, shall not cause a dissolution of the Company, but the rights of such Member to share in the Profits and Losses of the Company, to receive distributions of Company funds and to assign an interest pursuant to Article VII hereof shall, on the happening of such an event, devolve on his, her or its successor-in-interest, if any, and the Company shall continue as a limited liability company under the Act.
     C. Members’ Meetings. Meetings of the Members for the transaction of such business as may properly be brought before the meeting shall be held on such dates and at such times as may be determined by the Manager. Except as required by non-waivable provisions of applicable law, the Manager shall not be required to convene any meetings of the Members.
     (1) Place of Members’ Meetings. All meetings of the Members shall be held at the principal place of business of the Company or at any other place in the United States as shall be specified or fixed in the notices or waivers of notice thereof; provided, however, that a Member may participate in a meeting of the Members by means of telephone or similar communications equipment, so long as all of the Members participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.
     (2) Notice of Members’ Meeting. Except as otherwise required by law or provided in this Agreement, written notice of any meeting of Members stating the place, date and hour of the meeting and the purpose for which the meeting is called, shall be given to each Member entitled to vote at such meeting not less than twenty four (24) hours nor more than sixty (60) days before the meeting date, by or at the direction of the Manager.

     (3) Waiver of Notice. Any Member, either before or after any Members’ meeting, may waive in writing notice of the meeting, and such waiver shall be deemed the equivalent of giving notice. Attendance at a meeting by a Member shall constitute a waiver of notice, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
     (4) Proxies. To the fullest extent permitted by law, a Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for such Member by proxy authorized by an instrument in writing or by an electronic transmission permitted by law and filed in accordance with the procedure established for such meeting or action.
     (5) Members’ Voting Rights. Each Member shall be entitled to one vote for each Membership Interest held of record by such Member as of the corresponding record date. The Members shall not be entitled to cumulative voting.
     (6) Quorum and Required Vote. Except as otherwise required by law or provided in this Agreement, at any meeting of the Members, the presence in person or by proxy, shall constitute a quorum for the transaction of business. Except as otherwise required by law or provided in this Agreement, at any meeting of the Members at which a quorum is present, the affirmative vote of the Members holding a majority of the Membership Interests present at the meeting in person or by proxy and entitled to vote on the subject matter shall be the act of the Members.
     (7) Action by Written Consent. Except as otherwise provided by law, any action required or permitted to be taken at a Members’ meeting may be taken without a meeting and without a vote if a written consent is signed or electronically transmitted by the Members holding in the aggregate the requisite amount of the Participating Percentages required to approve such action and such writings or electronic transmissions are filed with the records of the Company. Notice of any action taken without a meeting shall be given to all Members promptly following the taking thereof. Any such action taken shall have the same force and effect as if action had been taken by the Members at a meeting thereof.
     (8) Record Date. The date on which notice of a meeting of Members is sent shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining the Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.
     D. Supermajority-in-Interest Consent Requirement. Notwithstanding anything to the contrary herein, without the consent of a Supermajority-in-Interest of the Members, the Company shall not:
          1. (i) Enter any line of business other than those businesses in which the Company is engaged in as of the date hereof, or (ii) exit any line of business in which the Company is engaged in as of the date hereof;
          2. Directly or indirectly redeem, repurchase or otherwise acquire all or any part of the Membership Interests owned by any Member;

          3. Other than the Senior Indebtedness and the Senior Liens and the intercompany cash management system between the Company and its Affiliates, borrow money or secure indebtedness by mortgage, pledge, or other lien on any assets of the Company;
          4. Enter into, alter or modify any transaction, agreement, arrangement or understanding with, or pay any fees or other amounts to, the Members or their Affiliates, except as otherwise expressly provided in this Agreement; provided, however, this shall not apply to the reimbursement to Members for costs which they incur on behalf of the Company in the ordinary course of the Business;
          5. Amend or restate the Articles of Organization; or
          6. Except as otherwise provided in Section 10.4 hereof, amend or restate this Agreement.
XXXII.
Certificates; Transfer of Membership Interests
     A. Certificates. The Company may issue certificates representing Membership Interests in the Company (the “Certificates”) in the Manager’s sole discretion. The Certificates shall be in such form as shall be determined by the Manager and shall be signed on behalf of the Company by the Manager. The Certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom a Certificate is issued and the date of issue shall be entered in the Certificate Register of the Company. In case of a lost, destroyed or mutilated Certificate, a replacement may be issued upon such terms and indemnity to the Company as the Manager or its counsel may prescribe. All Membership Interests of the Company shall be deemed to be “securities” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Michigan (the “UCC”), including for purposes of the grant, pledge, attachment or perfection of a security interest in the Membership Interests. The law of the State of Michigan is hereby designated as the issuer’s jurisdiction within the meaning of Section 8-110(d) of the UCC for purposes of the matters specified therein. So long as any Membership Interests are pledged by a Member as collateral security, the Company shall not take any action to “opt-out” of the treatment of the Membership Interests of the Company as “securities” under Article 8 of the UCC.
     B. Legends. Certificates, if any, representing Membership Interests that are issued to any Membership Interest holder shall bear a legend in substantially the following form:
“THIS CERTIFICATE EVIDENCES THE MEMBERSHIP INTERESTS IN AMERICAN PROCESSING COMPANY, LLC (THE “ISSUER”) HELD BY THE OWNER OF THIS CERTIFICATE AS SET FORTH IN THIS CERTIFICATE AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE LAWS”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR THE STATE LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AMENDED

AND RESTATED OPERATING AGREEMENT, DATED AS OF MARCH 14, 2006, AS AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER AND ITS MEMBERS AND ECONOMIC OWNERS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
     C. Transfers.
          1. Except as otherwise permitted in Section 7.4, no Person may Transfer all or any portion of Membership Interests in the Company without the prior written consent of the Manager, which consent may be given or withheld in the Manager’s sole discretion; provided, however, if any Senior Indebtedness is then outstanding or the commitments under the Senior Credit Agreement have not been terminated, then the consent of the Senior Agent will also be required to effectuate any mortgage, lien, pledge or hypothecation of all or such portion of the Membership Interests sought to be Transferred pursuant to this Section 7.3(a) to a Person other than the Senior Agent.
          2. In addition to the other requirements of this Section 7.3, unless waived by the Manager in its sole discretion or as otherwise provided in Section 7.4, no Transfer of all or any portion of Membership Interests in the Company shall be made unless the following conditions are met:
               a) The Transfer will not violate registration requirements under any federal or state securities laws;
               b) The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement and assume all obligations of the transferor under this Agreement with respect to the Membership Interests being transferred; and
               c) The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended.
          3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 7.3 in view of the purposes of the Company and the relationship of the Members. Any Person to whom Membership Interests in the Company are attempted to be transferred in violation of this Section 7.3 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Interests in the Company.
          4. No transferee of a Member’s Membership Interest in the Company shall become a Substituted Member unless such transfer shall be made in compliance with Sections 7.3(a) and 7.3(b) and:
               a) the Manager shall have consented to the admission of such transferee as a Substituted Member; and
               b) the transferring Member and the transferee shall have executed and acknowledged such other instruments as the Manager may deem necessary and desirable.
          5. A transferee of a Member’s Membership Interest in the Company that is not admitted as a Substituted Member shall become an Economic Owner.

     D. Permitted Transferees.
          1. Notwithstanding anything to the contrary in Section 7.3(a), but subject to Sections 7.3(b) and 7.3(d), each Member shall have the right to Transfer, at any time, all or any portion of Membership Interests in the Company held by such Member to one or more of their Permitted Transferees.
          2. Notwithstanding any provision to the contrary contained in this Agreement, Dolan shall be permitted to mortgage, pledge or hypothecate its Membership Interests (including Common Units) in the Company, directly or indirectly, as collateral security in connection with any loan or other indebtedness from a lender or creditor, including, but not limited to, any Senior Credit Agreement. Any such lender or creditor to whom such Membership Interests have been mortgaged, pledged or hypothecated shall be permitted to dispose of such encumbered Membership Interests in the Company by means of foreclosure or other applicable action and any purchaser of such encumbered Membership Interests shall be deemed admitted as a Substituted Member in the Company, all without requiring any consent under Sections 7.3(a) or compliance with 7.3(b). Upon Dolan’s request, the Manager shall prepare, execute and deliver any written instrument of assignment or transfer as may be reasonably requested or desired by the lender or creditor of Dolan or any Affiliate thereof to perfect its security interest in Dolan’s Membership Interests in the Company.
     E. Drag-Along Rights. If the Manager, in its sole discretion, elects to consummate a sale of all or substantially all of the Membership Interests in, or the assets of, the Company (a “Sale of the Company”) to any independent third party (a “Third Party Purchaser”), the Manager shall notify the Members and Economic Owners in writing of such Sale of the Company. Upon request by the Manager, each Member and Economic Owner will consent to and raise no objections to the proposed transaction, and will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by the Manager. The obligations of the Members and Economic Owners pursuant to this Section 7.5 with respect to a Sale of the Company are subject to the following conditions: (x) the consideration payable upon consummation of such Sale of the Company to all of the Members and Economic Owners shall be allocated among the Members and Economic Owners as set forth in accordance with their respective Participating Percentages, and (y) upon the consummation of the Sale of the Company, all of the Members and Economic Owners shall receive the same form and payment of consideration per Membership Interest. To the extent that a Member or Economic Owner does not take any actions when requested by the Manager pursuant to this Section 7.5 each such Member or Economic Owner hereby constitutes and appoints the Manager as such Member’s or Economic Owner’s true and lawful Attorney-in-Fact and authorizes the Attorney-in-Fact to execute on behalf of such Member or Economic Owner any all documents and instruments which the Attorney-in-Fact deems necessary and appropriate in connection with the Sale of the Company. The foregoing power of attorney is irrevocable and is coupled with an interest. The rights under this Section 7.5 may be exercised by the Senior Agent holding a lien on or security interest in any Membership Interests pursuant to Section 7.4(b) if such Senior Agent is foreclosing any such lien or security interest as described in Section 7.4(b).
     F. Tag-Along Rights.
          1. Notwithstanding the prior written consent of the Manager pursuant to Section 7.3(a) hereof, if Dolan proposes to Sell to a Third Party Purchaser any or all of the Membership Interests owned by Dolan (a “Transaction”), then Dolan shall refrain from effecting a Transaction unless, prior to the consummation thereof: (i) Dolan shall provide the Firm with written notice (a “Transfer Notice”) at least ten (10) Business Days prior to the closing date of the Transaction, setting forth: (A) the name and address of the proposed Third Party Purchaser; (B) the number of Membership Interests proposed to be

Sold by Dolan (the “Dolan Sale Amount”); and (C) the purchase price and other terms and conditions of payment and the closing date for the proposed Sale (including, when available, a copy of any purchase agreement related thereto); and (ii) the Firm shall have been afforded the opportunity to join in such Sale as required by this Section 7.6. Any purported Sale subject to this Section 7.6 not made in compliance with this Section 7.6 shall be void and of no force and effect and shall not be recorded upon the books and records of the Company.
          2. If the Firm desires to participate in such Sale, the Firm shall notify Dolan by providing Dolan with a written notice (the “Tag-Along Notice”) on or before the expiration of the tenth (10th) Business Day following receipt of the Transfer Notice indicating that the Firm desires to Sell its proportionate number of Common Units (as calculated below) on the same terms and conditions set forth in the Transfer Notice. The maximum number of Common Units that the Firm shall be entitled to Sell to a Third Party Purchaser in accordance with this Section 7.6 shall be determined by multiplying (x) the total number of Common Units owned by the Firm at the time of receipt of the Transfer Notice by (y) a fraction, the numerator of which is equal to the number of Common Units proposed to be Sold to the Third Party Purchaser by Dolan and the denominator of which is equal to the total number of Common Units owned by Dolan. The total number of Common Units that the Firm shall be entitled to sell to the Third Party Purchaser is referred to herein as the “Tag-Along Amount.” If Dolan does not receive a Tag-Along Notice from the Firm within the period specified above, Dolan shall be free to Sell its Common Units to the Third Party Purchaser in the amount and on the same terms and conditions set forth in the Transfer Notice, subject to Section 7.6(h) below. Except as otherwise provided in Section 7.6(c), if the Firm provides Dolan with a Tag-Along Notice within the period specified above, Dolan may not effect such Sale unless the Third Party Purchaser shall have purchased the Tag-Along Amount from the Firm on the same terms and conditions set forth in the Transfer Notice.
          3. If the sum of the number of Common Units proposed to be Sold to the Third Party Purchaser by Dolan and the Firm exceeds the number of Common Units that such Third Party Purchaser is willing to purchase (the “Purchase Amount”), then Dolan shall be obligated to reduce the Dolan Sale Amount to an amount equal to the product of (x) Dolan’s Participating Percentage as of the date of the Transfer Notice multiplied by (y) the Purchase Amount.
          4. Any indemnity required to be provided by Dolan and/or the Firm to the Third Party Purchaser in a purchase agreement relating to such Sale will be several and not joint.
          5. Dolan and the Firm shall be required to bear their pro rata share, based on the number of Common Units included in such Sale, of the expenses of the transaction payable by Dolan, including reasonable legal, accounting and investment banking fees and expenses.
          6. The Manager shall, upon request by Dolan or the Firm, issue to Dolan or the Firm one or more certificates registered in the names and in the denominations (aggregating in a number equal to the original denomination) requested by Dolan or the Firm, to facilitate any partial sale of Common Units pursuant to this Section 7.6.
          7. To the extent that a Transfer Notice has been delivered to the Firm and any prospective Third Party Purchaser is unwilling or otherwise refuses to purchase Common Units from the Firm, Dolan shall not Sell to such prospective Third Party Purchaser any Membership Interests, unless and until, simultaneously with such Sale, Dolan shall purchase such Common Units from the Firm on the same terms and conditions specified in the Transfer Notice.

          8. Subject to the rights of the Firm to participate in the Sale of Common Units as provided in this Section 7.6, Dolan may conclude a Sale of Common Units covered by the Transfer Notice on the terms and conditions described in the Transfer Notice; provided, however, that the closing of such Sale takes place no later than one hundred eighty (180) days following delivery to the Firm of a Transfer Notice. Any proposed Sale on terms and conditions more favorable to the Third Party Purchaser than those described in the Transfer Notice, as well as any proposed Sale of any Common Units by Dolan more than one hundred eighty (180) days following delivery to the Firm of a Transfer Notice, shall again be subject to the tag-along rights of the Firm and shall require compliance by Dolan with the procedures described in this Section 7.6.
          9. The exercise or non-exercise of the rights of the Firm under this Section 7.6 to participate in one or more Sales of Common Units shall not limit the Firm’s right to participate in any subsequent Sale of Common Units pursuant to this Section 7.6.
     G. Liquidity Right.
          1. For a period of six (6) months after the earlier of (i) the eighth (8th) anniversary of the date hereof, (ii) the second (2nd) anniversary of the effective date of a Dolan Media IPO or (iii) the closing of a Dolan Media Sale Transaction, the Firm will have the right to require the Company to repurchase all or any portion of the Firm’s Common Units or other Membership Interests in the Company for a purchase price equal to the Repurchase Price by delivering written notice of the exercise of such right to the Manager (the “Put Notice”). The date on which the Manager receives the Put Notice hereinafter is referred to as the “Put Delivery Date”.
          2. The Company shall be obligated to purchase all of the Firm’s Common Units or other Membership Interests in the Company requested to be repurchased by the Firm in the Put Notice pursuant to Section 7.7(a) hereof (the “Put Securities”), at a closing (the “Put Closing”) on such date as mutually agreed to by the Manager and the Firm, which date shall not be prior to thirty (30) days after the Put Delivery Date. At the Put Closing, (i) the Firm shall (A) endorse and deliver any certificates representing the Put Securities held by the Firm to be repurchased by the Company, (B) execute and deliver any other instruments requested by the Company to evidence the repurchase of the Put Securities by the Company, and (C) execute and deliver definitive documentation containing customary representations, warranties and indemnifications satisfactory to the Manager (including that the Firm has good and marketable title to the Put Securities free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature), and (ii) the Manager shall deliver to the Firm a promissory note issued by the Company (a “Put Note”) in the aggregate principal amount equal to the Repurchase Price. Prior to the Put Closing, the Firm and the Manager shall in good faith negotiate the terms and conditions of the Put Note; provided, however, that such Put Note will (i) be unsecured, (ii) be for a term of three years with level payments of principal and interest during the term thereof, (iii) bear interest at a rate equal to the then prevailing prime rate plus two percent (2%) and (iv) be subject to the terms and conditions of any subordination agreement requested by the Senior Agent and the Senior Lenders.
     H. Withdrawal of Members. No Member shall have the right to withdraw from the Company, except in the case of an Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor(s) of the Member so withdrawing shall thereupon become Economic Owner(s) but shall not become Member(s).
     I. No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Membership Interests, whether individually or as part of any class or group of Members,

in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.
XXXIII.
Dissolution, Liquidation, and Termination of the Company
     A. Events of Dissolution. The Company shall be dissolved upon the decision of the Manager to liquidate or dissolve the Company.
     B. Procedure for Winding Up and Dissolution.
          1. If the Company is dissolved, the Manager shall wind up its affairs. On the winding up of the affairs of the Company, the assets of the Company shall be distributed in the following order of priority:
               a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;
               b) second, to creditors of the Company, including any liabilities and obligations payable to the Members or Affiliates of the Members;
               c) third, to establish reserves determined by the Manager to be reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; and
               d) fourth, in accordance with Section 4.1(a).
          2. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company and the deficit balance in such Member’s Capital Account shall not be considered an asset of the Company or as a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.
     C. Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Department, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.
XXXIV.
Books, Records, Accounting, and Tax Elections
     A. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     B. Books and Records.
          1. The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, a copy of the Articles of Organization and this Agreement and all amendments to the Articles of Organization and this Agreement, a current list of the names and last known business, residence, or mailing addresses of all Members, and the Company’s federal, state and local tax returns.
          2. The books and records shall be kept on the cash or accrual method of accounting, as determined from time to time by the Manager, and shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.
          3. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be reasonably determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
     C. Annual Accounting Period. The annual accounting period of the Company shall end on December 31. The Company’s taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.
     D. Reports. The Manager shall prepare and distribute to the Members, as promptly as practicable after the end of each applicable period, monthly, quarterly and year-end reports concerning the financial condition of the Company, which shall include information regarding sales, profits and losses, cash flow, revenue and expenses, a balance sheet, and such other information as any Member may from time to time request. Within ninety (90) days after the end of each taxable year of the Company, the Manager shall use its good faith efforts to cause to be sent to each Person who was a Membership Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Membership Interest holder’s income tax returns for that year.
     E. Tax Matters Partner; Tax Elections. The Manager is hereby designated the “tax matters partner” of the Company as defined in Section 6231 of the Code (the “Tax Matters Partner”). The Tax Matters Partner may make any tax elections for the Company allowed under the Code, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company. The Tax Matters Partner may, in its sole discretion, make or revoke the election referred to in Section 754 of the Code. The Company shall reimburse the Manager for any costs it incurs in its capacity as the Tax Matters Partner. Each of the Members will, upon request, supply the information necessary to properly give effect to such election.
     F. Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

XXXV.
General Provisions
     A. Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
     B. Notifications. Except as otherwise provided in this Agreement, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “Notice”) required or permitted hereunder must be in writing and either delivered personally or by (i) certified or registered mail, postage prepaid, return receipt requested, (ii) means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail) or (iii) a recognized overnight delivery service. A Notice must be addressed to a Member at the Member’s last known address, facsimile number or electronic mail address on the records of the Company. A Notice to the Company must be addressed to the Company at the Company’s principal office. A Notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A Notice that is sent by mail will be deemed given three (3) Business Days after it is mailed. A Notice sent by facsimile or other electronic transmission (including transmission in portable document format by electronic mail) will be deemed given on the next Business Day after the date of such delivery so long as a copy also is sent by other means permitted hereunder. A Notice sent by recognized overnight delivery service will be deemed given when received or refused. Any party may designate, by Notice to all of the others, substitute addresses, including electronic mail addresses, or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.
     C. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party to this Agreement who may be injured (in addition to any other rights and remedies that may be available to such Person under this Agreement, any other agreement or under any law) shall be entitled (without posting a bond or other security) to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
     D. Amendment; Waivers. Except as otherwise provided in this Section 10.4, this Agreement may be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may be given, from time to time only by a written instrument approved by the Manager and a Supermajority-in-Interest of the Members; provided, however, that so long as any Senior Indebtedness is outstanding or the commitments under the Senior Credit Agreement have not been terminated, the Senior Agent must give its prior written consent to any amendment or modification of Sections 7.3(a), 7.4(b), 7.5, 7.6, 7.7, 10.4 or 10.11, which consent shall not be unreasonably withheld. Notwithstanding the foregoing and Section 6.4 to the contrary, the Manager shall have the right, without obtaining the consent of a Supermajority-in-Interest of the Members, to amend this Agreement, including, but not limited to, Exhibit A hereto, as may be reasonably required to reflect any of the following transactions: (i) to reflect the admission of Substituted Members or Additional Members in accordance with the terms of this Agreement (including as a result of any additional Capital Contributions pursuant to Section 3.3 or the issuance of additional Common Units or other Membership Interests pursuant to Section 3.4), (ii) to cure any ambiguity or to correct or supplement any provision herein that may be inconsistent with any other provision herein, or (iii) to delete or add any provision in this Agreement required to be deleted or added by a state “Blue Sky” commissioner or similar such official, which deletion or addition is deemed by such official to be for the benefit of the Members. Notwithstanding anything to the contrary herein, no such amendment may be adopted if such amendment would materially adversely affect any Member’s interests in the Company or would alter the limited liability of any Member or change the status of the Company as a partnership for tax purposes. The Members hereby specifically consent to an amendment of this Agreement from time to time in such manner as is reasonably determined by the Manager, upon the advice of counsel for the Company, to be necessary or reasonably helpful to ensure that the allocations of Profits and Losses and individual items thereof are given effect for federal income tax purposes, including any amendments determined by the Manager, in consultation with counsel to the Company, to be necessary to comply with the Regulations under Section 704 of the Code.
     E. Arbitration; Submission to Jurisdiction.
          1. Subject to Section 10.3, with respect to disputes, problems or claims arising out of or in connection with this Agreement (“Disputes”), the Members shall, in good faith, use their reasonable best efforts to resolve any such Dispute. If after such efforts the Members are unable within ten (10) days of the arising of a Dispute to resolve such Dispute in good faith, they shall promptly mutually agree upon a qualified, independent third party experienced in the area in the Dispute to resolve such Dispute within thirty (30) days of the date the Dispute is first submitted to such independent third party. The determination(s) of such qualified, independent third party shall be final and binding for purposes of this Agreement. Notwithstanding the foregoing, in the event (i) such third party is unable to make a determination within said thirty (30) day period, or (ii) the Members are unable to agree upon a third party to resolve the Dispute, either party may submit to final and binding arbitration before JAMS, with an office located in Minneapolis, Minnesota, or its successor, pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in Minneapolis, Minnesota, in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS panel of neutrals, and in scheduling the arbitration proceedings. The provisions of this Section 10.5(a) with respect to the arbitration before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the parties against whom enforcement is ordered. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. The parties hereto agree that this Section 10.5(a) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.
          2. Consent to Jurisdiction. The parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Minnesota located in Hennepin County, Minnesota and to the jurisdiction of the United States District Court for the District of Minnesota for the purpose of enforcing any arbitration decision that may be issued pursuant to Section 10.5(a) hereof, obtaining any court order pursuant to Section 10.3 and bringing any other action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person specified in Section 10.2.

     F. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBIT HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF MICHIGAN.
     G. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
     H. Severability. Each provision hereof shall be considered separable. The invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. If, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair or affect the other provisions herein.
     I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.
     J. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the non-prevailing party in addition to any other available remedy.
     K. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns; provided, however, so long as any Senior Indebtedness is outstanding or the commitments under the Senior Credit Agreement have not been terminated, the Senior Agent and the Senior Lenders shall have the rights granted them as third party beneficiaries under Sections 7.3(a), 7.4(b) and 7.5 hereof.
     L. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     M. Delivery by Facsimile or Other Electronic Transmission. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, invalid or unenforceable. No party hereto or to any such other agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Operating Agreement of American Processing Company, LLC as of the date first written above.

COMPANY:

AMERICAN PROCESSING COMPANY, LLC

By: DOLAN APC LLC Its: Manager

By:	/s/ James P. Dolan

Name: James P. Dolan Title: President

MEMBERS:

DOLAN APC LLC

By:	/s/ James P. Dolan

Name: James P. Dolan Its: President

TROTT & TROTT, P.C.

By:	/s/ David A. Trott

Name: David A. Trott Its: President

EXHIBIT A
List of Members, Capital Contributions,
Common Units and Participating Percentages

Name, Address, Phone	Capital		Participating
and Fax of Member	Contribution	Common Units	Percentage

Dolan APC, LLC c/o Dolan Media Company 1200 Baker Building 706 Second Avenue South Minneapolis, Minnesota 55402 Phone: (612) 317-9425 Fax: (612) 317-9434 Attention: James P. Dolan	$40,250,000	810,000	81%

Trott & Trott, P.C. 30400 Telegraph Road, Suite 200 Bingham Farms, Michigan 48025 Phone: (248) 642-2515 Fax: (248) 642-3628 Attention: David A. Trott	$9,441,358	190,000	19%

AMENDMENT NO. 1
to the
AMENDED AND RESTATED OPERATING AGREEMENT
of
AMERICAN PROCESSING COMPANY, LLC
     THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Amended and Restated Operating Agreement, dated as of March 14, 2006 (the “Operating Agreement”), by and among American Processing Company, LLC, a Michigan limited liability company (the “Company”), Dolan APC, LLC, a Delaware limited liability company (“Dolan”), and Trott & Trott, PC, a Michigan professional service corporation (“Trott & Trott”), is made and entered into to be effective for all purposes as of January 9, 2007 by and among the Company, the Manager and the persons set forth as Members on Exhibit A attached hereto. Capitalized terms used but not otherwise defined herein shall have meanings specified in the Operating Agreement.
RECITALS
     A. The Company is a party to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company, Feiwell & Hannoy Professional Corporation, an Indiana professional corporation (“Feiwell & Hannoy”), and, for certain limited purposes, Douglas Hannoy, Michael J. Feiwell and Murray J. Feiwell, pursuant to which the Company has agreed to purchase certain assets of Feiwell & Hannoy (the “Assets”).
     B. As part of the consideration being paid by the Company for the Assets, the Company has agreed to issue to Feiwell & Hannoy Forty-Seven Thousand One Hundred Twenty (47,120) Common Units of the Company (the “Feiwell & Hannoy Units”).
     C. Pursuant to Section 10.4 of the Operating Agreement, the Manager and a Supermajority-in-Interest of the Members have agreed to amend the terms of the Operating Agreement as provided in this Amendment.
AGREEMENT
XXXVI. AMENDMENT
     A. The following defined terms shall be added to Article I of the Operating Agreement:
“Feiwell & Hannoy” means Feiwell & Hannoy Professional Corporation, an Indiana professional corporation.
“Minority Members” means Trott & Trott and Feiwell & Hannoy.
“Selling Minority Member” is defined in Section 7.6(b).
“Trott & Trott” means Trott & Trott, P.C., a Michigan professional service corporation.
     B. The definition of “Firm” in Article I of the Operating Agreement is hereby deleted in its entirety and all references to “the Firm” in the Operating Agreement is hereby replaced with “Trott & Trott”.

     C. Section 3.3 of the Operating Agreement is hereby amended and restated in its entirety as follows:
3.3 Optional Capital Contributions by Members. If requested by the Manager, Dolan and the Minority Members may make additional Capital Contributions to the Company (the “Optional Capital Contributions”), pursuant to the following procedures:
(a) Call Notices of Optional Capital Contributions. The Manager shall send a notice to the Minority Members (the “Call Notice”) that sets forth (i) a description of the contemplated use of such Optional Capital Contributions (including a description of the contemplated Acquisition if the Call Notice is to fund such an Acquisition); (ii) the aggregate amount of such Optional Capital Contributions being called by the Manager; (iii) the amount of each Member’s pro rata share (in proportion to their then current Participating Percentages) of such Optional Capital Contributions; and (iv) the date by which such Optional Capital Contributions must be paid to the Company. Within ten (10) Business Days of the date of delivery of the Call Notice, each Minority Member shall notify the Manager whether such Minority Member intends to contribute its Optional Capital Contribution requested pursuant to the Call Notice.
(b) Procedures Regarding Insufficient Optional Capital Contributions. If a Minority Member decides not to contribute its pro rata share of an Optional Capital Contribution prior to the expiration of the period specified in the Call Notice (such amounts are hereinafter referred to as the “Declined Contribution”), the Manager, in its sole discretion, may decide to either:
     (i) if the purpose of the Call Notice is to fund an Acquisition, allow Dolan or its designee to pursue and consummate the Acquisition that is the subject of the Call Notice on its own or with other Persons; or
     (ii) allow Dolan to make additional Capital Contributions to the Company to fund Dolan’s pro rata share of its Optional Capital Contribution and all or any portion of each such Declined Contribution in exchange for the issuance of additional Common Units in the Company in an amount equal to the amount of Capital Contributions made by Dolan (including the amount of each such Declined Contribution funded by Dolan) pursuant to this Section 3.3(b)(ii) divided by the Formula Value Per Common Unit.
     D. The first sentence of Section 3.4(b) of the Operating Agreement is hereby amended and restated in its entirety as follows:
(b) Preemptive Rights. Except for any issuance of Excluded Securities, if the Manager proposes to issue New Securities pursuant to Section 3.4(a), each of Dolan and the Minority Members (each an “Eligible Investor”) shall have the following preemptive rights with respect to each such issuance of New Securities:
     E. Section 4.1(a) of the Operating Agreement is hereby amended and restated in its entirety as follows:
(a) Monthly Distributions. Except as a Supermajority-in-Interest of the Members otherwise decide, on the thirtieth (30th) day after the conclusion of each calendar month, or, if such thirtieth (30th) day is not a Business Day, on the first Business Day following such thirtieth (30th) day, commencing with distributions for the period from the date hereof through March 31, 2006, the Manager shall cause the Company to distribute its Distributable Cash for the prior month, subject to the rights of any holder of Membership Interests other than Common Units, to the Members holding Common Units, in accordance with their respective Participating Percentages, taking into account any variation in Participating Percentages computed on a daily basis.
     F. Section 4.1(b) of the Operating Agreement is hereby amended and restated in its entirety as follows:
     (b) Distributions to Pay Tax Liabilities. Notwithstanding anything to the contrary contained herein, on or prior to March 31st of each year (commencing with March 31, 2007), the Company will distribute to each of the Members an amount equal to the product of (i) the Company’s taxable income for the most recently completed Fiscal Year (determined without regard to any amortization deductions for any assets which are amortizable by the Company or any Member under Sections 743 and 754 of the Code as a result of the Membership Interests Purchase Agreement), multiplied by (ii) each Member’s Participating Percentage, taking into account any variation in Participating Percentages computed on a daily basis, and multiplied by (iii) the Assumed Tax Rate, provided that such distribution does not violate the Act and provided that, and only to the extent that, distributions made pursuant to Section 4.1(a) herein with respect to such Fiscal Year are insufficient to allow the Members to pay their tax liability resulting from their ownership of membership interests in the Company with respect to such Fiscal Year. Notwithstanding anything to the contrary herein, any distributions made pursuant to this Section 4.1(b) shall be treated as an advance of amounts distributable under Section 4.1(a) and shall not alter the aggregate amounts distributable to any Member under Section 4.1(a) hereof (including pursuant to Section 8.2(a)(iv)).
     G. Section 7.6 of the Operating Agreement is hereby amended and restated in its entirety as follows:
7.6. Tag-Along Rights.
(a) Notwithstanding the prior written consent of the Manager pursuant to Section 7.3(a) hereof, if Dolan proposes to Sell to a Third Party Purchaser any or all of the Membership Interests owned by Dolan (a “Transaction”), then Dolan shall refrain from effecting a Transaction unless, prior to the consummation thereof: (i) Dolan shall provide the Minority Members with written notice (a “Transfer Notice”) at least ten (10) Business Days prior to the closing date of the Transaction, setting forth: (A) the name and address of the proposed Third Party Purchaser; (B) the number of Membership Interests proposed to be Sold by Dolan (the “Dolan Sale Amount”); and (C) the purchase price and other terms and conditions of payment and the closing date for the proposed Sale (including, when available, a copy of any purchase agreement related thereto); and (ii) the Minority Members shall have been afforded the opportunity to join in such Sale as required by this Section 7.6. Any purported Sale subject to this Section 7.6 not made in compliance with this Section 7.6 shall be void and of no force and effect and shall not be recorded upon the books and records of the Company.
(b) If a Minority Member desires to participate in such Sale, such Minority Member shall notify Dolan by providing Dolan with a written notice (the “Tag-Along Notice”) on or before the expiration of the tenth (10th) Business Day following receipt of the Transfer Notice indicating that such Minority Member (each a “Selling Minority Member” and collectively the “Selling Minority Members”) desires to Sell its proportionate number of Common Units (as calculated below) on the same terms and conditions set forth in the Transfer Notice. The maximum number of Common Units that a Selling Minority Member shall be entitled to Sell to a Third Party Purchaser in accordance with this Section 7.6 shall be determined by multiplying (x) the total number of Common Units owned by a Selling Minority Member at the time of receipt of the Transfer Notice by (y) a fraction, the numerator of which is equal to the number of Common Units proposed to be Sold to the Third Party Purchaser by Dolan and the denominator of which is equal to the total number of Common Units owned by Dolan. The total number of Common Units that the Selling Minority Members shall be entitled to sell to the Third Party Purchaser is referred to herein as the “Tag-Along Amount.” If Dolan does not receive a Tag-Along Notice from any Minority Member within the period specified above, Dolan shall be free to Sell its Common Units to the Third Party Purchaser in the amount and on the same terms and conditions set forth in the Transfer Notice, subject to Section 7.6(h) below. Except as otherwise provided in Section 7.6(c), if one or more Minority Members provides Dolan with a Tag-Along Notice within the period specified above, Dolan may not effect such Sale unless the Third Party Purchaser shall have purchased the Tag-Along Amount from each Selling Minority Member on the same terms and conditions set forth in the Transfer Notice.
(c) If the sum of the number of Common Units proposed to be Sold to the Third Party Purchaser by Dolan and the Selling Minority Members exceeds the number of Common Units that such Third Party Purchaser is willing to purchase (the “Purchase Amount”), then Dolan shall be obligated to reduce the Dolan Sale Amount to an amount equal to the product of (x) Dolan’s Participating Percentage as of the date of the Transfer Notice multiplied by (y) the Purchase Amount.
(d) Any indemnity required to be provided by Dolan and/or the Selling Minority Members to the Third Party Purchaser in a purchase agreement relating to such Sale will be several and not joint.
(e) Dolan and the Selling Minority Members shall be required to bear their pro rata share, based on the number of Common Units included in such Sale, of the expenses of the transaction payable by Dolan, including reasonable legal, accounting and investment banking fees and expenses.
(f) The Manager shall, upon request by Dolan or Selling Minority Members, issue to Dolan or the Selling Minority Members one or more certificates registered in the names and in the denominations (aggregating in a number equal to the original denomination) requested by Dolan or the Selling Minority Members, to facilitate any partial sale of Common Units pursuant to this Section 7.6.
(g) To the extent that a Transfer Notice has been delivered to the Minority Members and any prospective Third Party Purchaser is unwilling or otherwise refuses to purchase Common Units from any Minority Member, Dolan shall not Sell to such prospective Third Party Purchaser any Membership Interests, unless and until, simultaneously with such Sale, Dolan shall purchase such Common Units from such Minority Member on the same terms and conditions specified in the Transfer Notice.
     (h) Subject to the rights of any Minority Member to participate in the Sale of Common Units as provided in this Section 7.6, Dolan may conclude a Sale of Common

Units covered by the Transfer Notice on the terms and conditions described in the Transfer Notice; provided, however, that the closing of such Sale takes place no later than one hundred eighty (180) days following delivery to the Minority Members of a Transfer Notice. Any proposed Sale on terms and conditions more favorable to the Third Party Purchaser than those described in the Transfer Notice, as well as any proposed Sale of any Common Units by Dolan more than one hundred eighty (180) days following delivery to the Minority Members of a Transfer Notice, shall again be subject to the tag-along rights of the Minority Members and shall require compliance by Dolan with the procedures described in this Section 7.6.
(i) The exercise or non-exercise of the rights of a Minority Member under this Section 7.6 to participate in one or more Sales of Common Units shall not limit such Minority Member’s right to participate in any subsequent Sale of Common Units pursuant to this Section 7.6.
     H. Section 7.7 of the Operating Agreement is hereby amended and restated in its entirety as follows:
7.7 Liquidity Right.
(a) For a period of six (6) months after the earlier of (i) March 14, 2014, (ii) the second (2nd) anniversary of the effective date of a Dolan Media IPO or (iii) the closing of a Dolan Media Sale Transaction, a Minority Member (each an “Exiting Minority Member” and collectively the “Exiting Minority Members”) will have the right to require the Company to repurchase all or any portion of such Exiting Minority Member’s Common Units or other Membership Interests in the Company for a purchase price equal to the Repurchase Price by delivering written notice of the exercise of such right to the Manager (the “Put Notice”). The date on which the Manager receives the Put Notice hereinafter is referred to as the “Put Delivery Date”.
(b) The Company shall be obligated to purchase all of each Exiting Minority Member’s Common Units or other Membership Interests in the Company requested to be repurchased by an Exiting Minority Member in the Put Notice pursuant to Section 7.7(a) hereof (the “Put Securities”), at a closing (the “Put Closing”) on such date as mutually agreed to by the Manager and such Exiting Minority Member, which date shall not be prior to thirty (30) days after the Put Delivery Date. At the Put Closing, (i) an Exiting Minority Member shall (A) endorse and deliver any certificates representing the Put Securities held by such Exiting Minority Member to be repurchased by the Company, (B) execute and deliver any other instruments requested by the Company to evidence the repurchase of the Put Securities by the Company, and (C) execute and deliver definitive documentation containing customary representations, warranties and indemnifications satisfactory to the Manager (including that such Exiting Minority Member has good and marketable title to the Put Securities free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature), and (ii) the Manager shall deliver to such Exiting Minority Member a promissory note issued by the Company (a “Put Note”) in the aggregate principal amount equal to the Repurchase Price. Prior to the Put Closing, an Exiting Minority Member and the Manager shall in good faith negotiate the terms and conditions of the Put Note; provided, however, that such Put Note will (i) be unsecured, (ii) be for a term of three years with level payments of principal and interest during the term thereof, (iii) bear interest at a rate equal to the then prevailing prime rate plus two percent (2%) and (iv) be subject to the terms and conditions of any subordination agreement requested by the Senior Agent and the Senior Lenders.
     I. Exhibit A of the Operating Agreement is hereby replaced with Exhibit A attached hereto, which reflects the booked-up Capital Accounts of Dolan and Trott & Trott pursuant to clause (b) of the definition of Gross Asset Value.
XXXVII. REFERENCE TO AND EFFECT ON THE OPERATING AGREEMENT
     A. Each reference in the Operating Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Operating Agreement as amended hereby, and each reference to the Operating Agreement in any other document, instrument or agreement executed or delivered in connection with the issuance of the Feiwell & Hannoy Units shall mean and be a reference to the Operating Agreement as amended hereby.
     B. Except as specifically amended above, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.
XXXVIII. MISCELLANEOUS
     A. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Amendment will become effective after a counterpart to this Amendment has been executed by the Company, the Manager and each Member. This Amendment, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Amendment, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, invalid or unenforceable. No party hereto or to any such other agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     B. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     C. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.
     D. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     E. If and to the extent there are any inconsistencies between the Operating Agreement and this Amendment, the terms of this Amendment shall control.
[Remainder of page intentionally left blank.
Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

COMPANY:

AMERICAN PROCESSING COMPANY, LLC

By: DOLAN APC LLC Its: Manager

By:	/s/ Scott Pollei

Name: Scott Pollei Title: Vice President

MANAGER:

DOLAN APC LLC

By:	/s/ Scott Pollei

Name: Scott Pollei Title: Vice President

MEMBERS:

DOLAN APC LLC

By:	/s/ Scott Pollei

Name: Scott Pollei Its: Vice President

TROTT & TROTT, P.C.

By:	/s/ David A. Trott

Name: David A. Trott Its: President

FEIWELL & HANNOY PROFESSIONAL CORPORATION

By:	/s/ Douglas Hannoy

Name: Douglas Hannoy Its: President

EXHIBIT A
List of Members, Capital Contributions, Capital Accounts
Common Units and Participating Percentages

Name, Address, Phone	Capital	Capital	Common	Participating
and Fax of Member	Contribution	Account	Units	Percentage
Dolan APC, LLC c/o Dolan Media Company 1200 Baker Building 706 Second Avenue South Minneapolis, Minnesota 55402 Phone: (612) 317-9425 Fax: (612) 317-9434 Attention: James P. Dolan	$40,250,000	$60,165,000	810,000	77.355%

Trott & Trott, P.C. 30400 Telegraph Road, Suite 200 Bingham Farms, Michigan 48025 Phone: (248) 642-2515 Fax: (248) 642-3628 Attention: David A. Trott	$9,441,358	$14,112,778	190,000	18.145%

Feiwell & Hannoy Professional Corporation 251 North Illinois Street, Suite 1700 Indianapolis, Indiana 46204 Phone: (317) 237-2727 Fax: (317) 237-2722 Attention: [_______________]	$3,500,000	$3,500,000	47,120	4.500%

TOTAL:	$53,191,358	$77,777,778	1,047,120	100.000%